EXHIBIT 99.1

Quantum Reports Fiscal 2004 Fourth Quarter and Year End Results

•	Record quarterly revenues of $9.1 million

•	Record full-year revenues of $28.1 million, up 19% over last year, driven by Fuel Cell Systems revenues

•	Fuel Cell Systems segment reports first year of profitability with operating income of $2.5 million; full-year revenues in segment up 64% to $16.2 million

•	Greater than 50% reduction in net loss for the fiscal year to $8.9 million, compared to $18.2 million in 2003

Irvine, CA – June 29, 2004 – Quantum Fuel System Technologies Worldwide, Inc. (Nasdaq: QTWW), a leading designer, manufacturer and integrator of fuel system technologies for hydrogen fuel cell and alternative fuel applications, today reported results for its fiscal 2004 fourth quarter and year ended April 30, 2004. Conference call information is provided below.

For the fourth quarter of fiscal 2004, Quantum reported record revenues of $9.1 million, driven by the Fuel Cell Systems operating segment, which had record revenues of $5.8 million, representing a 61.1% increase over the prior year’s fourth quarter. The Fuel Cell Systems operating segment was profitable during the quarter with $1.0 million in operating income. Revenues within the Alternative Fuels segment were $3.3 million during the quarter, representing a decrease of 15.4% compared to the fourth quarter of fiscal 2003. However, despite the revenue decline, the Alternative Fuels segment continued to show improvement in its operations with an operating loss of $0.9 million compared to an operating loss of $1.6 million on revenues of $3.9 million during the fourth quarter of fiscal 2003. During the quarter, Quantum reported a net loss of $2.0 million, or $0.06 per share. This compared to a net loss of $3.9 million, or $0.17 per share, on revenues of $7.4 million for the same period of fiscal 2003.

Fiscal 2004 Results

For the fiscal year ended April 30, 2004, Quantum reported record revenues of $28.1, or a 19.1% increase compared to fiscal 2003 revenues of $23.6 million. During this period, the Fuel Cell Systems segment reported record revenues of $16.2 million, or a 63.6% increase from fiscal 2003 revenues of $9.9 million. The segment reported $9.2 million in product sales and was profitable in fiscal 2004 with operating income of $2.5 million compared to an operating loss of $1.9 million in fiscal 2003. The Alternative Fuels segment reported revenues of $11.9 million, or a 13.8% decrease compared to fiscal 2003 revenues of $13.8 million. However, the overall operating loss for the Alternative Fuels segment decreased from $8.2 million in fiscal 2003 to $3.4 million in fiscal 2004. Gross profit from consolidated product sales improved $8.4 million year-over-year. Quantum reported gross margins of 30.9% in fiscal 2004 compared to a negative 16.7% gross margin in fiscal 2003.

During fiscal 2004, Quantum’s net cash used in operations was $4.8 million, compared to $13.1 million used during fiscal 2003. Depreciation and amortization expense was $5.2 million during fiscal 2004 compared to $4.8 million during fiscal 2003. Quantum reported a net loss of $8.9 million in fiscal 2004, or $0.33 per share. This compared to a net loss of $18.2 million, or $1.00 per share, in fiscal 2003.

Alan P. Niedzwiecki, President and CEO, stated, “Fiscal 2004 was a tremendously successful year for Quantum: we achieved record revenues; improved the bottom line by 51%, strengthened the balance sheet, and advanced our technologies closer to commercialization, while continuing to expand and diversify our customer base and products. We attribute our success this year to broader adoption of our state-of-the-art technologies, our strong and growing customer base, and our ability to leverage our commercialization experience as a tier one OEM supplier and system integrator.

“In 2004, we continued to see solid revenue growth in our Fuel Cell Systems segment, as well as improved product margins and reduced cash burn rates on a consolidated basis. We reported a record $16.2 million in revenues in fiscal 2004 in the Fuel Cell Systems segment, a 64% increase over last year’s revenues of $9.9 million. We demonstrated improvement in our product margins, operating expenses and cash used in operations.

“In the last half of fiscal 2004, we were awarded over $25 million in new development and production programs—a record level of new programs for our Company and a factor that we believe is an indication of the industry’s commitment toward advancing and introducing packaged fuel system technology.

“We continue to see favorable trends in the factors contributing to our positive financial results: expanding customer programs, new fuel cell development contracts, and increasing quality product revenue streams. We expect these trends to continue as we focus on strengthening our efforts to develop and deliver technology solutions to our growing customer base, strengthening our position as an industry leader, and delivering long-term value to our shareholders.”

The Year in Review

Quantum’s fiscal 2004 was successfully marked by several milestones and achievements in the advancement of technology, the strides made in approaching commercialization, the initiation of military programs, and the attainment of record level financial results.

Technology Advances for Fuel Cell and Hydrogen Applications

Quantum made major strides in advancing hydrogen storage and pressure regulation technologies this past year and applying these products to customers’ fuel cell applications, evidenced by our increased revenues in this segment of our business. Quantum secured several contracts in fiscal 2004 to advance these hydrogen systems technologies and has maintained its position as a leader in fuel system technology and the application of this technology. This leadership position is crucial as Quantum pursues the opportunities associated with the anticipated widespread commercialization of fuel cell and hydrogen applications.

Broader Commercialization Opportunities

Quantum continued supplying its OEM-level fuel systems to General Motors for its premier line of natural gas vehicles, strengthening its tier one supplier capabilities. Quantum has now shipped over 17,000 systems for alternative fueled vehicles. Quantum also recorded record product sales in its Fuel Cell Systems segment as its customers move closer to commercialization. Quantum recently announced a contract award to develop and produce a fleet of 35 hydrogen internal combustion engine-powered hybrid electric vehicles for use in Southern California. Quantum will also market these vehicles nationwide and believes that this vehicle platform provides the opportunity for fleets and municipalities to initiate the use of low emission hydrogen technologies in advance of fuel cell vehicle availability. Fleet operators and municipalities are expected to be early adopters of hydrogen technologies, exploring the potential that hydrogen-powered vehicles have to be cleaner and more efficient.

Military Programs and Government Funding

In fiscal 2004, Quantum was awarded its first major contract by the U.S. Army to develop an all-terrain, high-performance fuel cell vehicle. This was followed by another military contract for a transportable hydrogen refueling system. The U.S. Army is currently evaluating fuel cell vehicles because they feature a reduced thermal signature, near-silent propulsion, and the potential to reduce fuel usage through increased fuel efficiency. With the increasing tactical and communications equipment being implemented on the battlefield and the need for electrical power to support it, fuel cell powered vehicles also have the capability of exporting electrical power silently for a multitude of applications. With fuel comprising up to 70% of the supplies transported by the Armed Services to support battlefield operations, these projects have the potential to demonstrate a pathway to address logistic issues.

Quantum also initiated a program with the U.S. Department of Energy (DOE) for the development and advancement of hydrogen storage systems in preparation for fuel cell vehicle commercialization. This award directly supports President Bush’s Hydrogen Fuel Initiative by developing near-term storage solutions for hydrogen vehicles that are more efficient and cleaner than today’s vehicles.

Financial Achievements

Quantum targeted dramatic improvement in its financial performance in fiscal 2004 and achieved record performance on many levels. Quantum posted a 19% increase in its annual revenues reaching a record $28.1 million. Quantum reported record gross margins and reached profitability in its Fuel Cell Systems segment for the first time. On a consolidated basis, Quantum reported its best bottom line performance ever. Quantum strengthened its balance sheet by raising over $60 million in a follow-on equity offering and is now financially positioned to capitalize on the growing opportunities in the fuel cell market and hydrogen economy.

Quantum Fuel Systems Technologies Worldwide, Inc.

Condensed Statements of Operations

Three months and twelve months ended April 30, 2004

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2003	2004	2003	2004
Net revenue:
Product sales	$5,563,335	$3,972,300	$15,832,919	$18,624,021
Contract revenue	1,854,245	5,121,483	7,806,486	9,495,428

Total revenue	7,417,580	9,093,783	23,639,405	28,119,449
Costs and expenses:
Cost of product sales	5,718,132	3,683,239	18,471,425	12,864,702
Research and development	3,445,851	5,201,337	15,061,887	15,657,320
Selling, general and administrative	2,169,587	2,441,808	8,442,137	8,930,874

Total costs and expenses	11,333,570	11,326,384	41,975,449	37,452,896

Operating loss	(3,915,990)	(2,232,601)	(18,336,044)	(9,333,447)
Interest income, net	31,719	197,216	6,212	410,960
Other income	30,420	697	133,171	27,412
Provision for income taxes	—	—	(800)	(39,345)

Net loss applicable to common stock	$(3,853,851)	$(2,034,688)	$(18,197,461)	$(8,934,420)

Basic and diluted loss per share	$(0.17)	$(0.06)	$(1.00)	$(0.33)

Number of shares used in the basic and diluted per share calculation	22,680,444	31,540,258	18,153,059	27,257,230

Cash Flow Information:
Depreciation and amortization	$1,269,196	$1,283,207	$4,766,112	$5,213,193
Cash used in operating activities	(2,092,598)	(320,662)	(13,132,902)	(4,795,546)
Capital expenditures	217,042	576,882	1,083,496	1,467,429

	As of April 30,
	2003	2004
Balance Sheet Information:
Cash and marketable securities	$11,538,873	$68,556,468
Working capital	15,499,773	57,689,205
Total assets	51,274,352	103,446,944
Debt	138,794	—
Stockholders’ equity	42,950,269	97,451,477

Financial Results Call Scheduled:

Tuesday, June 29, 2004

1:30 p.m. Pacific time (4:30 p.m. Eastern time)

Conference Call Number: (785) 832-1508

Participants should call this number 5 to 10 minutes prior to the starting time. An operator will check your name and organization and ask you to wait until the call begins. For those of you unable to join us at this time, a playback of this call will be available on the Company’s Investor Relations web page: www.qtww.com/investor_relations/index.shtml. The playback will also be available via telephone until July 2, 2004 at 8:59 p.m. Pacific time. The number for this service is (800) 839-3612 or (402) 220-2972. For assistance, please call Elaine Lovre at (206) 315-8252.

About Quantum

Quantum focuses on three primary product and system applications: Transportation, Fuel Cell Stationary Power Generation and Hydrogen Refueling Infrastructure. The company manufactures both components and end products. In the Transportation sector, Quantum designs and supplies state-of-the-art fuel system technologies to many of the world’s leading OEMs with Hydrogen systems for both Internal Combustion Engine (ICE) and Fuel Cell applications, and Natural Gas and LPG fuel systems for ICE applications. In Stationary Power, Quantum currently supplies components and integrated systems to developers of Fuel Cell stationary power products and is working to expand its product portfolio in these applications. In the area of Refueling Infrastructure, Quantum offers several hydrogen refueling systems focused on early infrastructure development, targeting fleets of one to 20 vehicles.

Quantum’s ultra-light weight composite fuel storage, fuel injection and metering technologies, electronic control products and OEM-level systems integration capabilities have enabled the company to develop a product portfolio with state-of-the-art technologies and products, a diverse customer base, and alliances with partners such as General Motors and Sumitomo Corporation.

Quantum is a Tier 1 OEM supplier and a member of the GM Fuel Cell Alliance of fuel cell commercialization companies. Quantum’s customer base includes General Motors, Toyota, Opel, Hyundai, Suzuki, Ford, Sunline, Yamaha and AeroVironment.

Quantum’s web site: www.qtww.com.

Except for historical information, the statements, expectations, and assumptions contained in the foregoing press release are forward-looking statements. Such forward-looking statements include, but are not limited to, the company’s expectations regarding revenues and cash from operations in future periods and expected future operating results; future opportunities for Quantum; and other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management. Such statements are subject to a number of risks and uncertainties, and actual results could differ materially from those discussed in any forward-looking statement. Factors that could cause actual results to differ materially from such forward-looking statements include, among other factors, prevailing market conditions; the company’s ability to design and market advanced fuel metering, fuel storage and electronic control products; the company’s ability to meet OEM and military specifications; the success of the company’s recently announced programs with strategic partners; growth of the company’s business in international markets; the level and success of the company’s development and commercial programs with OEMs, particularly shifts in demand for fuel cell products from OEM customers; the company’s ability to reduce operating costs; availability of component parts and raw materials; and the company’s ability to achieve profitability on a consolidated basis. Reference should also be made to the risk factors set forth from time to time in the company’s SEC reports, including but not limited to those contained in the section entitled “Risk Factors” in the company’s Annual Report on Form 10-K for the fiscal years ended April 30, 2003 and 2004. The company does not undertake to update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

For more information regarding Quantum, please contact:

Dale Rasmussen

Investor Relations

+1-206-315-8242

drasmussen@qtww.com

Cathy Johnston

Director of Communications and Corporate Support

+1-949-399-4548

cjohnston@qtww.com

©2004 Quantum Fuel Systems Technologies Worldwide, Inc.

Advanced Technology Center

17872 Cartwright Road, Irvine, CA 92614

Phone 949-399-4500 Fax 949-399-4600